EXHIBIT 99.1


On January 14, 2003, the Registrant issued the following press release:

       "PYR ENERGY REPORTS FINANCIAL RESULTS FOR ITS FIRST FISCAL QUARTER
                            ENDED NOVEMBER 30, 2002

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced a net loss of $836,373, or $.04 per share, for its first fiscal quarter ended November 30, 2002, as compared with a net loss of $357,436, or $.02 per share, for the comparable quarter of the prior year. The increase in net loss is primarily from an increase in impairment charge and also from an increase in interest expense over the prior year period.

     The Company recorded a non-cash impairment of $479,668 for the quarter ended November 30, 2002 for oil and gas capital costs, primarily at the East Lost Hills project. This compares to an impairment of $113,544 recorded for the quarter ended November 30, 2001. During the quarter ended November 30, 2002, the Company incurred $75,566 in interest expense on outstanding convertible notes that were issued on May 24, 2002. No interest expense was recorded during the quarter ended November 30, 2001.

     During the quarter ended November 30, 2002, the Company recorded $36,890 from the sale of 10,947 mcf of natural gas for an average price of $3.37 per mcf and $10,654 from the sale of 452 bbls of hydrocarbon liquids for an average price of $23.57 per barrel. For the prior year corresponding quarter ended November 30, 2001, the Company recorded $20,995 from the sale of 8,985 mcf of natural gas for an average price of $2.34 per mcf and $8,700 from the sale of 485 bbls of hydrocarbon liquids for an average price of $17.94 per barrel. Lease operating expenses were $21,037 and $25,167 for the quarters ended November 30, 2002 and 2001, respectively. Oil and gas operations are from PYR's 12.12% working interest in its only producing well, the East Lost Hills ELH #1 well.

     At November 30, 2002, the Company had cash of $5,739,191, working capital of $5,136,128 total assets of $12,904,142, current liabilities of $721,111, long-term debt of $6,151,751 in the form of convertible notes, stockholders' equity of $6,031,280, and there were 23,701,357 common shares outstanding.

     Operationally, the Company has determined to limit capital expenditures at the East Lost Hills project, where no additional exploration or development proposals have been made. "If additional operations at East Lost Hills are proposed, we will carefully evaluate to what extent, if any, we will participate in those operations," stated CEO Scott Singdahlsen.

     At the California Pyramid Power project, the operator Oxy Lost Hills, Inc., a wholly owned subsidiary of Occidental Petroleum Corp., reports that completion operations commenced during December 2002, and production testing should commence during January, 2003.

     PYR also is planning to undertake the drilling of initial test wells in up to five exploration projects the Company owns in both California and Wyoming during calendar 2003.

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     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

     This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/or participants in any of the projects discussed."